Exhibit 3.1
Two Rivers Water & Farming Company
Restated Articles of Incorporation of Two Rivers Water & Farming Company

RESTATED
ARTICLES OF INCORPORATION
OF
TWO RIVERS WATER & FARMING COMPANY

ARTICLE I
NAME

The name of the corporation shall be Two Rivers Water & Farming Company.

ARTICLE II
PRINCIPAL OFFICE

The principal office of the corporation in Colorado is 2000 S. Colorado Blvd., Tower One, Suite 3100, Denver, CO 80222.

ARTICLE III
PERIOD OF DURATION

This corporation shall exist perpetually unless dissolved according to law.

ARTICLE IV
PURPOSE

The purpose for which this corporation is organized is to transact any lawful business or businesses for which corporations may be incorporated pursuant to the Colorado Business Corporation Act.

ARTICLE V
CAPITAL

(a) The aggregate number of shares which this corporation shall have the authority to issue is 100,000,000 shares, with a par value of $.001, which shares shall be designated common stock.  No share shall be issued until it has been paid for, and it shall thereafter be nonassessable.  The corporation may also issue up to 10,000,000 shares of voting preferred stock with a par value of $0.001.  The preferred stock of the corporation shall be issued in one or more series as may be determined from time to time by the Board of Directors.  In establishing a series, the Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights, and restrictions thereof.  All shares in a series shall be alike.  Each series may vary in the following respects:  (1) the rate of the dividend; (2) the price at the terms and conditions on which shares shall be redeemed; (3) the amount payable upon shares in the event of involuntary liquidation; (4) the amount payable upon shares in the event of voluntary liquidation; (5) sinking fund provisions for the redemption of shares; (6) the terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion: and (7) voting powers.

(b)	Series BL Convertible Preferred Stock.

1.  Number of Shares; Designation. A total of 4,000,000 shares of preferred stock of the Company are hereby designated as Series BL Convertible Preferred Stock (the “Series”). Shares of the Series (“Preferred Shares”) will be authorized pursuant to a Conversion Agreement (the “Conversion Agreement”) by and among the Company and the holders of the Company’s Bridge Loan debt, a copy of which will be provided to any shareholder of the Company upon request therefor.  Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Conversion Agreement.

2. Rank. The Series shall, with respect to rights (including to redemption payments) upon liquidation, dissolution or winding-up of the affairs of the Company, rank senior and prior to the common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), and any additional series of preferred stock which may in the future be issued by the Company and are designated in the amendment to the Articles  of Incorporation or the certificate of designation establishing such additional preferred stock as ranking junior to the Preferred Shares. Any shares of the Company’s stock which are junior to the Preferred Shares with respect to rights (including to redemption payments) upon liquidation, dissolution or winding-up of the affairs of the Company are hereinafter referred to as “Junior Liquidation Shares.”

3. Dividends.
a.      Cumulative Preferred Dividend.  Holders of the Preferred Shares ("Shareholders") will be entitled to receive an annual dividend when and if declared by the Company’s Board of Directors, at the rate of 8% per annum.  The 8% dividend will be declared, if any, on March 31, and paid annually on May 15.  The initial 8% dividend, if declared, payment will accrue from December 31, 2012 through December 31, 2013, declared on March 31, 2014 and first payable on May 15, 2014.  Thereafter, the annual 8% dividend will accrue from January 1 to December 31.  In the event that an 8% dividend is not paid when due, the amount of such unpaid 8% dividend will accumulate and compound at 8% per annum until paid.
b.      Cumulative 10% Net Profits Participation Dividend    Shareholders will be entitled to receive an annual cumulative dividend, when and if declared, on a pro rata basis, equal to 10%, on a fully subscribed basis, of the Annual Net Profit (“Profit Participation”).  Annual Net Profit is defined as the Company’s earnings (as defined by U.S. GAAP) less interest payments and dividend payments and estimated income taxes owed. The Profit Participation will be determined annually after the Company’s financial results are audited and, when and if declared, will be announced on March 31 and paid on May 15.  The Profit Participation will first be determined and paid for the 2013 fiscal year, and, therefore, will first be payable on May 15, 2014.  The Profit Participation payable to the holder of each Preferred Share outstanding on the respective payment date is determined by multiplying the Annual Net Profit by .10 and dividing that product by 3,794,000.

4. Liquidation.  In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Preferred Shares shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the Company Common Stock by reason of their ownership of such stock, an amount per share for each Preferred Shares held by them equal to $1.00 (subject to adjustments)(the “Liquidation Preference”). If upon the liquidation, dissolution or winding up of the Company, the assets of the Company legally available for distribution to the holders of the Preferred Shares are insufficient to permit the payment to such holders of the entire Liquidation Preference  then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Preferred Shares in proportion to the full amounts they would otherwise be entitled to receive.

5. Conversion.

a.            Right to Convert. Each Shareholder shall have the right to convert, at any time and from time to time, one  Preferred Share held by such Shareholder, in multiples of at least ten thousand shares, for one share of common stock of the Company(the “Conversion Rate”) as is determined in accordance with the terms of the Preferred Shares (a “Conversion”).  The Conversion Price shall be subject to customary anti-dilution adjustments as defined herein.  Any common stock of the Company received under a conversion of the Preferred Shares are “Conversion Shares.”

b.           Conversion Notice. In order to convert Preferred Shares, a Shareholder shall send to the Company by mail or electronic or facsimile transmission, at any time prior to 3:00 p.m., Mountain Time, on the Business Day (as used herein, the term “Business Day” shall mean any day except a Saturday, Sunday or federal bank holiday) on which such Shareholder wishes to effect such Conversion (the “Conversion Date”), a notice of conversion in substantially the form attached as Annex I  to the Conversion Agreement (a “Conversion Notice”), and stating the number of Preferred Shares to be converted.,  the Shareholder shall promptly thereafter send the Conversion Notice and the certificate or certificates being converted to the Company.  The Company shall provide a calculation of the number of shares of Common Stock issuable upon such Conversion in accordance with the formula set forth in ”Adjustments” below setting forth the basis for each component thereof, including the details relating to any adjustments made to the Conversion Price.  The Company shall issue a new certificate for Preferred Shares to the Shareholder in the event that less than all of the Preferred Shares represented by a certificate are converted; provided, however, that the failure of the Company to deliver such new certificate shall not affect the right of the Shareholder to submit a further Conversion Notice with respect to such Preferred Shares and, in any such case, the Shareholder shall be deemed to have submitted the original of such new certificate at the time that it submits such further Conversion Notice.  Except as otherwise provided herein, upon delivery of a Conversion Notice by a Shareholder in accordance with the terms hereof, such Shareholder shall, as of the applicable Conversion Date, be deemed for all purposes to be the record owner of the Common Stock to which such Conversion Notice relates.

c.           Number of Conversion Shares. The number of Conversion Shares to be delivered by the Company to a Shareholder for each Preferred Share pursuant to a Conversion shall be determined by dividing (i) the number of Preferred Shares offered for Conversion by one (1); provided, however, that the number of Conversion Shares issued shall never, when combined with all other then outstanding shares of common stock of the Company and shares of the Company  common stock which have been subscribed for or otherwise committed to be issued, exceed the number of shares of the Company  common stock then authorized to be delivered by the Company, and in the event that there are insufficient shares of the common stock of the Company authorized to permit the full Conversion contemplated by any Conversion Notice, the Company will promptly take all such actions necessary so as to permit the full Conversion contemplated by such Conversion Notice as soon as practicable after receipt by the Company of such Conversion Notice.

d.           Delivery of Conversion Shares. The Company shall, no later than the close of business on the third (3rd) Business Day following the later of the date on which the Company receives a Conversion Notice from a Shareholder by mail, or facsimile or electronic transmission, and the date on which the Company receives the related Preferred Shares certificate (such third Business Day, the “Delivery Date”), issue and deliver or cause to be delivered to such Shareholder the proper number of Conversion Shares determined pursuant to paragraph 5(c) above.

e.           Adjustments. The Conversion rate shall be subject to adjustment from time to time as follows:

(i)           Adjustments for Subdivisions, Combinations or Consolidation of Company Common Stock.  In the event the outstanding shares of the Company Common Stock shall be subdivided by stock split, stock dividends or otherwise, into a greater number of shares of the Company Common Stock, the Conversion rate then in effect with respect to Preferred Shares shall, concurrently with the effectiveness of such subdivision, be proportionately decreased so that the number of shares of the Company Common Stock issuable on conversion of any shares of Preferred Shares shall be increased in proportion to such increase in outstanding shares.  In the event the outstanding shares of the Company Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of the Company Common Stock, the Conversion rate then in effect with respect to  the Preferred Shares shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased so that the number of shares of the Company Common Stock issuable on conversion of any of the Preferred Shares shall be decreased in proportion to such decrease in outstanding shares.

 (ii)           Adjustments for Reclassification, Exchange and Substitution.  If the Company Common Stock issuable upon conversion of the Preferred Shares shall be changed into the same or a different number of shares of any other class or classes of stock or into any other securities or property, whether by capital reorganization, reclassification, merger, combination of shares, recapitalization, consolidation, business combination or other similar transaction (other than a subdivision or combination of shares provided for above), each of the Preferred Shares shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of the Company Common Stock deliverable upon conversion of such share of Preferred Shares shall have been entitled to upon such transaction.  The provisions of this section on Adjustments shall similarly apply to successive capital reorganizations, reclassifications, mergers, combinations of shares, recapitalizations, consolidations, business combinations or other similar transactions.

(iii)           Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to an Adjustment, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Shareholder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and the Conversion Price then in effect.  The Company, upon the written request at any time by any Shareholder, furnish or cause to be furnished to such Shareholder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion rate at the time in effect, and (iii) the number of shares of the Company Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of such holder’s Preferred Shares.

(iv)           Rounding.  All calculations under this Section 5(e) shall be made to (a) the nearest one hundredth of one cent or (b) the nearest share or (c) the nearest one hundredth of one percent, as the case may be.

f.           The Company shall at all times reserve and keep available for issuance upon the conversion of the Preferred Shares the maximum number of each of its authorized but unissued shares of the Company Common Stock as is reasonably anticipated to be sufficient to permit the conversion of all outstanding Preferred Shares, and shall take all action required to increase the authorized number of shares of the Company Common Stock, or any other actions necessary or desirable, if at any time there shall be insufficient authorized but unissued shares of the Company Common Stock to permit such reservation or to permit the conversion of all outstanding Preferred Shares.

6. Status of Shares. All Preferred Shares that are at any time converted pursuant to paragraph 5 above, and all Preferred Shares that are otherwise reacquired by the Company and subsequently canceled by the Board of Directors, shall be retired and shall not be subject to reissuance.

7. Voting Rights.  The Series BL Convertible Preferred Stock does not carry any voting rights.

8.  Covenants.

a.           Major Covenants.                                While any Preferred Shares are outstanding, the Company covenants, that unless it has the affirmative vote of Shareholders owning, in aggregate, not less than two-thirds (2/3) of the outstanding Preferred Shares: (1) not to incur any debt other than regular trade payables arising in day-to-day operations of the Company; and (2) not to transfer or sell assets (including to an affiliate or related person or entity).  Each of these covenants is referred to as a “Major Covenant.”

b.           Additional Covenants.                                           While any Preferred Shares are outstanding, the Company covenants: (1) to plan, operate, and manage its farmland, water rights, and produce business to optimize long-term farm yields and meet its financial, regulatory, and contractual obligations and objectives; (2) to observe all financial covenants; (3) to maintain independent books and records of its assets, liabilities, and operations; (4) to make its books and records available for inspection by any holder of the Preferred Shares (including such holder’s agent or representative) upon reasonable notice and conditions; (5) to segregate in a separate account  net revenues from operations sufficient to pay when due: (i) the Cumulative 8% Preferred Dividend and (ii) 10% of its Annual Net Profit to pay when due  the Profit Participation; (6) to include in its annual budget the Cumulative 8% Preferred Dividend and the Profit Participation; and (7) to place on its Board agenda proposed actions (with appropriate supporting materials) related to (i) the timely declaration and payment of the Cumulative 8% Preferred Dividend and (ii) calculation and payment resolution for the Profit Participation; (8) to use its best efforts to list its common stock on a national securities exchange promptly following achieving listing eligibility criteria; (9) to file on a timely basis all reports, notices, audits and other documents required to maintain its compliance with the Securities Exchange Act of 1934; (10) to notice, convene and conduct its annual meeting of shareholders not later than June 15 of each year; (11) to cause its independent public accounting firm to audit and issue its opinion with respect to the adequacy of the Company’s financial reports; (12)  to file a registration statement on or before July 1, 2013 with the SEC  for the resale of the following securities: (a) for the Common Stock issuable on conversion of the Preferred underlying the Conversion Shares; and (b) for the Common Stock issuable upon exercise of the Warrants; and  (13) To certify at least annually that, to the Company’s actual knowledge, the Company is not in breach of a Major Covenant, or Company Covenant.  Each of these covenants is referred to as a “Company Covenant.”

c.           Events of Default.                                The following are Events of Default: (1) failure to declare and pay when due two consecutive annual installments of the Cumulative 8% Preferred Dividend; (2) the filing of a voluntary petition in bankruptcy by the Company or the approval of an involuntary petition in bankruptcy related to the Company; (3) the breach of a Major Covenant; and (4) the failure to remedy the breach of any Company Covenant within 60 days after actual notice of its breach.

9. Redemption.  The Preferred Shares may be redeemed at any time by the Company provided the Company gives notice of redemption of all but not less than all of the outstanding Preferred Shares and the Company has on hand funds sufficient to redeem the Preferred Shares. The redemption price will be $1.00 per share plus accrued dividends, if any.  Subject to the Shareholders’ prior conversion of Preferred Shares, the Company will redeem all Preferred Shares which remain outstanding, for cash, on a specified business day which is at least thirty (30) days following the date of the notice of redemption.  The Company has no obligation to redeem the Preferred Shares. The Company agrees that it will not redeem any Preferred Shares that would result in any Shareholder having a beneficial common share ownership of the Company in excess of 9.9% (nine point nine percent).

10.  No Preemptive Rights.  No Shareholder of the Preferred Shares shall be entitled as of right to subscribe for, purchase, or receive any part of any new or additional shares of any class whether now or hereafter authorized, or of bonds, debentures, or other evidences of indebtedness convertible in to or exchangeable for shares of any class, but all such new or additional shares of any class, or bonds, debentures, or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms as for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

11. Registrar. The Company will act as the Registrar for the Preferred Shares which will be transferable (i) only to other qualified investors, (ii) subject to any restrictions imposed by state and federal securities regulations, and (iii) solely through entry by the Company in a registration book maintained for that purpose.

ARTICLE VI
PREEMPTIVE RIGHTS

A shareholder of the Corporation shall not be entitled to a preemptive right to purchase, subscribe for, or otherwise acquire any unissued or treasury shares of stock of the Corporation, or any options or warrants to purchase, subscribe for or otherwise acquire any such unissued or treasury shares.

ARTICLE VII
CUMULATIVE VOTING

The shareholders shall not be entitled to cumulative voting.

ARTICLE VIII
SHARE TRANSFER RESTRICTIONS

The Corporation shall have the right to impose restrictions upon the transfer of any of its authorized shares or any interest therein.  The Board of Directors is hereby authorized on behalf of the Corporation to exercise the Corporation’s right to so impose such restrictions.

ARTICLE IX
REGISTERED OFFICE AND AGENT

The registered office for the corporation is 2000 S. Colorado Blvd., Tower One Suite 3100, Denver, CO 80222.  The registered agent for the corporation is Wayne Harding at 2000 S. Colorado Blvd., Tower One Suite 3100, Denver, CO 80222.

ARTICLE X
INITIAL BOARD OF DIRECTORS

The number of directors shall be fixed in accordance with the bylaws.  The board of directors of the corporation shall consist of two directors, and the names and addresses of the persons who shall serve as directors until the annual meeting of shareholders or until their successors are elected and shall qualify are:

Name                                                      Address
John R. McKowen                                                      456 Madison St., Denver, CO 80206
Howard L. Farkas                                                      6601 East Progress Ave., Englewood, CO 80111-1473

ARTICLE XI
INDEMNIFICATION

(a)	The corporation shall indemnify its directors, officers, employees, fiduciaries, and agents to the full extent permitted by Colorado law.

(b)
The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, fiduciary or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

(c)
The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the Corporation or who is or was serving at the request of the Corporation as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under provisions of this Article.

(d)
To the fullest extent provided in the Colorado Business Corporation Act, the officers, directors, fiduciaries, and agents of the company shall not be liable to the Corporation or its shareholders for monetary damages.

ARTICLE XII
TRANSACTIONS WITH INTERESTED DIRECTORS

No contract or other transaction between the Corporation and one (1) or more of its directors or any other corporation, firm, association, or entity in which one (1) or more of its directors are directors or officers are financially interested shall be either void or voidable solely because of such relationship or interest, or solely because such directors are present at the meeting of the Board of Directors or a committee thereof which authorizes, approves, or ratifies such contract or transaction, or solely because their votes are counted for such purpose if:
(a)
The fact of such relationship or interest is disclosed or known to the Board of Directors or committee which authorizes, approves, or ratifies the contract or transaction by a vote or consent sufficient for the purpose without counting the votes or consents of such interested directors;

(b)	The fact of such relationship or interest in disclosed or known to the shareholders entitled to vote and they authorize, approve, or ratify such contract or transaction by vote or written consent; or
(c)	The contract or transaction is fair and reasonable to the Corporation.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof which authorizes, approves, or ratifies such contract or transaction.

The officers, directors and other members of management of this Corporation shall be subject to the doctrine of “Corporate Opportunities” only insofar as it applies to business opportunities in which this Corporation has expressed an interest as determined from time to time by this Corporation’s Board of Directors as evidenced by resolutions appearing in the corporation’s minutes.  Once such areas of interest are delineated, all such business opportunities within such areas of interest which come to the attention of the officers, directors, and other members of management of this Corporation shall be disclosed promptly to this Corporation and made available to it.  The Board of Directors may reject any business opportunity presented to it and thereafter any officer, director or other member of management may avail himself of such opportunity.  Until such time as this Corporation, through its Board of Directors, has designated shall be free to engage in such areas of interest on their own and this doctrine shall not limit the rights of any officer, director or other member of management of this corporation to continue a business existing prior to the time that such area of interest is designated by the Corporation.  This provision shall not be construed to release any employee of this Corporation (other than an officer, director or member of management) from any duties which he may have to this Corporation.

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising from (i) any breach of the director’s loyalty to the Corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct for knowing violation of law, (iii) any transaction from which the director derived any improper personal benefit or (iv) any other act expressly proscribed or fir which directors are otherwise liable under the Colorado law, as so amended.  Any repeal or modification of this paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or the Corporation existing at the time of such repeal or modification.

ARTICLE XIII
MANAGEMENT

For the management of the business and for the conduct of the affairs or the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:
(a)	The management of the business and the conduct of the affairs or the Corporation shall be vested in its Board of Directors;
(b)
The Board of Directors may from time to time make, amend, supplement or repeal the bylaws; provided, however, that the stockholders may change or repeal any bylaw adopted by the Board of Directors by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation; and, provided further, that no amendment or supplement to the bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement thus adopted by the stockholders;  The directors of the Corporation need not be elected by written ballot unless the bylaws so provide; and

(c)
The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all right conferred upon the stockholders herein are granted subject to this right.

ARTICLE XIV
VOTING OF SHAREHOLDERS

With respect to any general action to be taken by shareholders of this Corporation, a vote or concurrence of the holders or a majority of a quorum present at a duly called meeting or of any class or series shall be required unless a greater number is required by statute, this Articles as amended, rule or regulation to which the Corporation is subject.  In no case shall the required vote exceed a majority of the outstanding shares entitled to vote thereon.

ARTICLE XV
INCORPORATOR

The name and address of the incorporator is as follows:

Roger V. Davidson
Ballard Spahr Andrews & Ingersoll, LLP
1225 17th Street, Suite 2300
Denver, CO  80121